Exhibit 10.13
[Letterhead]
January 11, 2006
Mr. Stanley Komaroff
[address]
Dear Mr. Komaroff:
Please permit this letter to confirm our agreement with respect to certain items relating to your employment agreement dated as of October 10, 2003, as amended.
1. For 2005, your Base Salary and Incentive Compensation, in accordance with Section 5 of your Employment Agreement, were set by the Compensation Committee in March 2005 using the annual base salary and incentive compensation payable to the Reference Five.
In May 2005, Mr. Breslawski was promoted to President of the Company and awarded an increase in annual base salary and target incentive compensation by the Compensation Committee in November 2005. Because Mr. Breslawski is a member of the Reference Five, these increases could impact your 2005 compensation. Accordingly, you and the Company have agreed as follows.
A.	2005 Base Salary will not be adjusted upward as a result of changes to Mr. Breslawski’s base salary.
B.	2005 Incentive Compensation will continue to be calculated as set forth in the Agreement taking into account the increase to Mr. Breslawski’ s incentive compensation.
2. Section 4. Term of Contract. The third and fourth sentences of paragraph 4 are amended and restated in their entirety to read as follows:
Unless either you or the Company give notice to one another, not less than 60 days prior to the end of the Employment Expiration Date (defined below), of an intent not to extend the term, the Employment Expiration Date shall thereafter be automatically extended for additional one-year periods and your employment shall continue on terms substantially similar to the terms contained herein subject to the last sentence of paragraphs 5(a), 5(b) and 5(c) ((the initial employment term and any extension thereto, the “Employment Term”). Your giving notice referred to in the immediately proceeding sentence shall be deemed an election by you to retire under the provisions hereof.”

3. Section 5. Compensation.
     (a) The first sentence of Section 5(a) is amended and restated in its entirety to read as follows:
“During the initial Employment Term and the first calendar year thereafter, as compensation for your employment, you will receive an annual base salary at the average annual base salary of the Reference Five, in all cases payable in accordance with the Company’s normal payroll practices for its senior executive officers as in effect from time to time (the base salary, as in effect from time to time, is hereinafter referred to as the “Base Salary”).”
     (b) The last sentence of Section 5(a) is amended and restated in its entirety to read as follows:
“After the initial Employment Term and the first calendar year thereafter, your salary maybe increased by the CEO, in consultation with the compensation committee of the Board.”
     (c) In the first and last sentences of Section 5(b), the phrase “and the first calendar year thereafter” should be inserted after the words “Employment Term”.
     (d) Section 5(c) is amended and restated in its entirety to read as follows:
     “During the Initial Employment Term and for the first calendar year thereafter, commencing with fiscal year 2004, you will be eligible to receive, in addition to Base Salary, annual incentive compensation (the “Incentive Compensation) equal to 100% of the average bonus received by the Reference Five for the same fiscal year; provided however, that the Incentive Compensation payable to you for fiscal year 2004 will be $50,000 less, and for fiscal years 2005 and 2006, will be $25,000 less, than such average; and provided further, that your Incentive Compensation for any year, may, if necessary, be reduced but not to an extent that your total compensation for such fiscal year would be more than $5,000 less than the total compensation of the fourth-highest-paid Executive Management Committee Member (other than the CEO) for such fiscal year). “After the Initial Employment Term and the first calendar year thereafter, your Incentive Compensation shall be determined by the CEO, in consultation with the compensation committee of the Board”.
4. For fiscal years 2006 and 2007, the term Reference Five shall refer to Gerald Benjamin, Mark Mlotek and Steven Paladino.

5. This Amendment shall be effective as of the date hereof.
6. This Amendment may be executed in counterparts, each one of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
Except as expressly provided in this letter, the Employment Agreement, as amended, remains in full force and effect.
Sincerely,

Henry Schein, Inc.
By:	/s/ Gerald Benjamin
Gerald Benjamin
Executive Vice President

AGREED AND ACCEPTED:
By:	/s/ Stanley Komaroff
Stanley Komaroff